RANDGOLD RESOURCES CONSOLIDATES POSITION
IN TANZANIAN TARGET AREAS

London, 7 July 2004 (LSE:RRS) (NASDAQ:GOLD) - London and Nasdaq listed gold miner Randgold Resources announced today that it had consolidated and extended its exploration presence in the Lake Victoria goldfields of Tanzania through a joint venture agreement with Barrick.

The agreement between Randgold and Barrick Exploration Africa Limited (BEAL)
covers BEAL's five licences adjacent to Randgold's own licences in the Musoma
Mara region. Randgold will operate the joint venture and will earn 50% of it by completing a Type III feasibility study on a target within the five licences.
BEAL will then have a once-off election to follow its rights to retain a fully participatory interest. Should BEAL fail to follow its rights, Randgold can earn a further 20% on completing a Type IV or bankable feasibility study.

Two of the BEAL licences are in the Mara belt, where Randgold recently secured a tenement covering the eastern extension of the structural zones hosting the deposit currently being mined by East African Gold Mines. The other three are in
Musoma, where Randgold already holds 10 licences on which five targets have been defined.

"The deal with BEAL enhances our position in the highly prospective Mara belt and consolidates our dominant presence in Musoma where, in addition to our own licences, we have joint ventures with the Australian junior Goldstream and local operator RSR," chief executive Dr Mark Bristow said.

Bristow said exploration on the joint venture with BEAL would consist of three phases. The first phase would involve the completion of a detailed generative programme, with follow-up field work on priority targets. The second phase would produce the Type III feasibility study through multi-phased drilling programmes, and the third phase would be the completion of a bankable feasibility study. If that leads to the development of a mine, Randgold and BEAL will set up a mining company owned on the same basis as the exploration joint venture.

RANDGOLD RESOURCES ENQUIRIES:
Chief Executive- Dr Mark Bristow - +44 779 775 2288

Financial Director - Roger Williams - +44 779 771 9660

Investor & Media Relations - Kathy du Plessis - +27 11 728 4701
Cell: +27 (0) 83 266 5847 randgoldresources@dpapr.com
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Full information on the Company is available on the website at
www.randgoldresources.com
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         DISCLAIMER: Statements made in this document with respect to Randgold
Resources' current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward-looking statements about the future performance of Randgold Resources. These statements are based on management's assumptions and beliefs in light of the information currently available to it.
Randgold Resources cautions you that a number of important risks and uncertainties could cause actual results to differ materially from those discussed in the forward-looking statements, and therefore you should not place undue reliance on them. The potential risks and uncertainties include, among others, risks associated with: fluctuations in the market price of gold, gold production at Morila, the development of Loulo and estimates of reserves and mine life. For a discussion on such risk factors, refer to the annual report on
Form 20-F for the year ended 31 December 2002, which was filed with the
Securities Exchange Commission on 27 June 2003. Randgold Resources assumes no obligation to update information in this release. Cautionary Note to US
Investors: The United States Securities Exchange Commission (the `SEC') permits companies, in their filings with the SEC, to disclose only proven and probable ore reserves. We use certain terms in this release, such as "resources", that the SEC does not recognise and strictly prohibits us from including in our filings with the SEC. Investors are cautioned not to assume that all or any part of our resources will ever be converted into reserves which qualify as `proven and probable reserves' for the purposes of the SEC's industry guide number 7.